UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported):
October 2, 2006

ROSS STORES, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-14678	94-1390387
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

4440 Rosewood Drive,  Pleasanton, California 94588-3050
 (Address of principal executive offices)

Registrant’s telephone number, including area code:
(925) 965-4400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ROSS STORES, INC. 4440 Rosewood Drive, Pleasanton, California 94588-3050 (925) 965-4400

Item 1.01 Entry into a Material Definitive Agreement.

Effective October 2, 2006, the Company entered into a First Amendment to the Employment Agreement between the Company and Barry Gluck, Executive Vice President of Merchandising, Marketing and Planning and Allocation for the Company (the “Amendment”).

The Amendment provides that Mr. Gluck will retire from his current position effective March 1, 2007 or such earlier date as determined by the Company’s Chief Executive Officer with at least 30 days notice (the “Retirement Date”). Following the Retirement Date, Mr. Gluck will serve as an independent contractor consultant to the Company for up to two (2) days per week, as reasonably requested by the Company, until February 29, 2008 (the “Consulting Period”).

Compensation and Related Matters.  The Amendment provides Mr. Gluck with the following compensation and related benefits:

Salary and Bonus.  While he remains an employee, Mr. Gluck will continue to receive his full salary (not less than his current salary of $600,000 per year).  During the Consulting Period, Mr. Gluck will be paid a consulting fee at a rate equal to his salary in effect on the Retirement Date.  Mr. Gluck will be eligible to receive a full year’s bonus for the Company’s fiscal year 2006, calculated and paid under the then-existing bonus plan for senior executives of the Company.

Equity Compensation.  All stock options granted to Mr. Gluck by the Company will continue to vest in accordance with their existing terms until March 1, 2007, at which time unvested options will terminate.  Vested options will remain exercisable until February 29, 2008.  The restricted stock award granted to Mr. Gluck on March 20, 2003 will vest in full on March 20, 2007.  The restricted stock award granted to Mr. Gluck on March 23, 2004 will vest 50% on March 1, 2007; the remaining 50% will be forfeited.

Benefits.  The Company will pay for health care coverage for Mr. Gluck and his eligible dependents for a period of sixty (60) months following the Retirement Date.  The Company will also continue Mr. Gluck’s Company-provided life insurance and estate planning benefits through the Consulting Period.

The Company is permitted to defer payments of compensation and benefits to Mr. Gluck to the extent determined necessary to avoid excise or penalty tax consequences.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:    October 6, 2006

ROSS STORES, INC.
Registrant

By:	/s/ J. Call

John G. Call
Senior Vice President, Chief Financial Officer,
Principal Accounting Officer and Corporate Secretary

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